Exhibit 10.8

EXECUTION COPY

DECISION SOFTWARE, INC.

DSTS &
BondOne

BONDS FINANCIAL, INC.

Software License Agreement
Software Maintenance Agreement

Decision Software, Inc.
116 John Street
New York, New York 10038

Software License Agreement

Agreement, dated August, 16, 2006 (the "Effective Date") between

Decision Software, Inc., 116 John Street, New York, New York 10038, a New York Corporation, (henceforth "DSI") and

Bonds Financial, Inc., a Delaware corporation with offices at 5337 Paylor Lane, Suite 100, Sarasota, Fl 34240 (henceforth "CUSTOMER").

WHEREAS, DSI and CUSTOMER desire to enter into this Software License Agreement ("LICENSE AGREEMENT"), under which DSI shall grant CUSTOMER a software license subject to the following terms and conditions.

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1 Definitions

In this Agreement ("LICENSE AGREEMENT"), the following words and expressions shall have the meaning set opposite thereto:

"DSI SOFTWARE"

The REQUIRED ENHANCEMENTS/INTERFACES, DSTS and BondOne binary software program, in machine readable form, and the algorithms, technology, and know-how embodied therein, including releases, versions, and updates, as varied, extended, or otherwise altered from time to time, and meeting and consistent with the DSI DOCUMENTATION, and to be operated in the TECHNICAL ENVIRONMENT Specified in Attachment A.

"DSI DOCUMENTATION"

All documentation relating to the DSI SOFTWARE, and all copies and versions thereof in whatever media or form.

"DSI PROPOSAL"

The document attached hereto as Exhibit E, including the Annex thereto, each of which is incorporated hereto in their entirety by reference.

"CUSTOMER SOFTWARE"

All software, interfaces and any work product developed by CUSTOMER for use with DSI MATERIALS but specifically excluding all or any part of the DSI MATERIALS.

"CUSTOMER DATA"

All of CUSTOMER's data and information which resides in the DSI SOFTWARE.

"REQUIRED ENHANCEMENTS / INTERFACES"

The additional computer programs and associated documentation designated as Required Enhancements in Section 5 and 6 of Attachment E, which DSI agrees to design, develop, install, and implement.

"DSI MATERIALS"

The DSI SOFTWARE and the DSI DOCUMENTATION and the REQUIRED ENHANCEMENTS.

"PROPRIETARY MATERIALS"

The DSI MATERIALS in any form and the algorithms, technology, and know-how embodied therein and all documentation, manuals and other material related thereto. PROPRIETARY MATERIALS however does not include: i) information which is or becomes available in the public domain (other than through unauthorized disclosure by or directly caused by CUSTOMER); ii) information disclosed or made available to CUSTOMER by a third party without restriction and without breach of any relationship of confidentiality; iii) information independently developed by CUSTOMER where CUSTOMER establishes that such development was accomplished without use or reference to the confidential information of DSI or iv) information which CUSTOMER can establish was known to CUSTOMER prior to obtaining same from DSI.

"CONFIDENTIAL INFORMATION"

The Customer Data and any and all other information concerning CUSTOMER or any affiliate or subsidiary thereof and any financial models developed or used by CUSTOMER and any information regarding CUSTOMER'S operations, business plan or financial and business relationships with its clients, business information of its clients or internal financial and accounting structure which DSI or any agent, director, officer or employee acting on its behalf may acquire in connection with the performance of services or in connection with this LICENSE AGREEMENT. Confidential Information shall also include any information or data acquired in connection with this License Agreement or the performance of the services related thereto, which if divulged to the Customer's competitors would adversely effect the ability of the Customer to compete in the marketplace.

"CUSTOMER COMPETITOR"

Means any entity or enterprise that engages or intends to engage in the business of aggregating fixed

income securities offered for sale from more than one broker/dealer for sale to the public. In addition, the parties agree that none of the following shall be deemed "Customer Competitors: (i) A.G. Edwards, (ii) Edward Jones, (iii) Charles Schwab, (iv) Fidelity, (v) any Canadian based or registered entity that is principally engaged in the trading of Canadian Dollar denominated fixed income securities, and (vi) any other person or entity that Customer reasonably designates in writing as not being a "Customer Competitor".

"RESTRICTED REQUIRED ENHANCEMENTS"

Means the modules, programming code, deliverables and intellectual property related to the functional enhancements set forth under the heading "Best Bid/Best Ask" in Section 5 of the DSI PROPOSAL.

"TECHNICAL ENVIRONMENT"

The hardware and system software environment on which the DSI SOFTWARE is to be installed, compatible with the configuration specified in Attachment A, as may be amended from time to time.

"MAINTENANCE AGREEMENT"

The agreement between CUSTOMER and DSI for the maintenance and upgrade of the DSI MATERIALS, which, if executed, is attached in Attachment D.

"DESIGNATED SITES"

The geographical locations where the DSI SOFTWARE will be operated, as identified in Attachment A.

"ACCEPTANCE CRITERIA"

The DSI DOCUMENTATION and the REQUIRED ENHANCEMENTS / INTERFACES as defined in Attachment B.

2 License

DSI hereby grants, and CUSTOMER hereby accepts a perpetual, non-transferable (provided however CUSTOMER may transfer or assign this License Agreement: (i) to a subsidiary or affiliate or (ii) in connection with a merger, consolidation or sale of substantially all of its assets or stock), royalty free (other than as explicitly provided herein) and non-exclusive license to use DSI MATERIALS upon the following terms and conditions:

2.1 The DSI MATERIALS are solely for use on production and test environments at the DESIGNATED SITES.

2.2 In the event of disaster or other circumstances that prevent CUSTOMER from using the DSI MATERIALS at the production and test environment site identified in Attachment A, or as otherwise provided, CUSTOMER shall have the right to use the DSI MATERIALS at a disaster recovery facility without prior notice to DSI, but shall notify DSI within ten (10) business days.

2.3 All right, title, and interest (other than the licensees and other rights granted herein) in and to the PROPRIETARY MATERIALS and all related material are and shall at all times remain the sole property of DSI.

2.4 CUSTOMER may use the DSI MATERIALS only in connection with the operation and management of CUSTOMER's own business and that of its subsidiaries and affiliates. CUSTOMER is not authorized to: (i) grant sub-licenses for the use of the DSI MATERIALS, (ii) permit usage of the DSI MATERIALS on a time-sharing system for any purpose or (iii) market, distribute, or license the DSI Materials (or any part thereof) in combination with, or otherwise bundled, packaged or linked with the CUSTOMER SOFTWARE. Notwithstanding the foregoing, Customer shall be entitled to permit its potential and actual clients and customers to use the DSI Materials as end users in the operation of Customer's business.

2.5 This LICENSE AGREEMENT covers DSTS usage for a specific number of concurrent users and databases. CUSTOMER may increase the number of DSTS users by paying the then current license fee for the number of users minus license fees previously paid. BondOne usage is for unlimited users. BondOne license fees is a per ticket fee basis based on monthly filled order volume. The applicable DSTS and BondOne license fee schedules are specified in Attachment C. The license fees shall not be increased prior to December 31, 2008 and thereafter may only be increased: (i) upon at least one hundred and eighty (180) days prior written notice to the CUSTOMER and (ii) at a rate in any given calendar year not to exceed 7.5% of the license fees charged in the prior year.

2.6 DSI shall provide to CUSTOMER periodic upgrades to the DSI MATERIALS while the MAINTENANCE AGREEMENT is in force, such upgrades shall include all new and successor versions, patches, releases and upgrades released by DSI during the term of such MAINTENANCE AGREEMENT(s).

2.7 The discontinuation or termination of the CUSTOMER's license for BondOne shall not result in the discontinuation or termination of the

CUSTOMER's license for DSTS which is perpetual and shall not be effected in any way.

2.8 During the period beginning on the date hereof and ending on the earlier to occur of: (i) December 31, 2007 or (ii) one year following the live production date of the DSI Materials on the Bonds.com website, DSI agrees not to license or otherwise permit any CUSTOMER COMPETITOR to use the RESTRICTED REQUIRED ENHANCEMENTS.

3 Installation and Training

3.1 DSI agrees to install the DSI MATERIALS within ten (10) days of the delivery of the DSI MATERIALS to CUSTOMER.

3.2 Five (5) days of on site support will be provided by DSI. CUSTOMER will give DSI two weeks advance notice for requested on-site support. On-site support will be limited to three (3) days in any given fourteen (14) day period. Additional training shall be available at the then current DSI training fees.

3.3 CUSTOMER will reimburse DSI for all reasonable and pre-approved travel and living expenses associated with installation, support, and training for sites outside the New York City Metropolitan area. CUSTOMER's approval of DSI expenses will be based on the same standards as CUSTOMER applies to its own employees engaged in similar activities and travel.

4 Software Acceptance

4.1 CUSTOMER shall conduct acceptance test of the DSI MATERIALS for a period not to exceed sixty (60) days beginning on the day following the complete installation of the DSI MATERIALS by DSI at the DESIGNATED SITES. During such acceptance test period, CUSTOMER shall notify DSI in writing of any instances in which DSI SOFTWARE does not perform in accordance with the CUSTOMER's requirements, or with the DSI DOCUMENTATION. CUSTOMER's requirements are defined as the DSI DOCUMENTATION plus those REQUIRED ENHANCEMENTS required to be delivered prior to the conclusion of the ACCEPTANCE TEST as defined in Attachment B.

4.2 DSI shall take all necessary action to cause DSI SOFTWARE to function in accordance with the ACCEPTANCE CRITERIA in a prompt and efficient manner (not to exceed 10 days from the date that CUSTOMER first notified DSI of such failure or inconsistency of performance). Upon DSI having completed these actions, the DSI SOFTWARE shall be retested by CUSTOMER in accordance with the preceding paragraph, and the acceptance test period shall be extended by the number of days from when a defect or error is reported to DSI to the date when the fix is delivered to CUSTOMER plus 10 business days. The process of testing, notification by CUSTOMER and remedial action by DSI shall continue until such time as the DSI MATERIALS have been accepted by CUSTOMER.

4.3 DSI is required to promptly (but in any case, within the aforementioned ten day period) correct any and all defects or errors in the DSI MATERIALS detected during the acceptance test period, without any further cost to the CUSTOMER. The DSI MATERIALS shall be deemed to be automatically accepted by CUSTOMER upon production use of the DSI SOFTWARE. The DSI MATERIALS shall be deemed to be automatically accepted by CUSTOMER at the conclusion of the acceptance test period.

5 Fees

5.1 Payment in full of the fees set forth in Attachment C is due within thirty days of the presentation of the corresponding DSI invoice. CUSTOMER agrees to pay DSI an overdue payment charge of 1 1/2% per month on the balance of any overdue fees. All payments shall be made in United States currency.

5.2 Any and all fees payable to DSI under this Agreement do not include US State or Federal sales, use, excise, value added, personal property or other similar taxes all of which shall be paid by CUSTOMER except taxes on DSI's income. In the event that the governments of countries other than the United States impose withholding or other similar taxes on the fees due under this Agreement, the fees will be adjusted so that the net amounts received by DSI after such taxes are equal to the amounts specified in this Agreement.

6 Access

DSI acknowledges that it will be granted access to computer systems located at the DESIGNATED SITES. DSI agrees to the following conditions regarding such use:

6.1 DSI agrees to access the systems only upon CUSTOMER's request and not to utilize the systems for any purpose other than installing and testing the product or any other work requested by CUSTOMER. In no event shall DSI utilize the system to develop programs or produce data for any person or entity other than CUSTOMER. DSI agrees to restrict and limit access to the system to

its employees who require such access to perform the services provided hereunder.

6.2 DSI agrees to ensure that its employees will not break, or attempt to break any of the CUSTOMER's security systems, or obtain, or attempt to obtain, access to any program or data other than the DSI MATERIALS, or to which has been given access by CUSTOMER in writing. In the event that DSI shall obtain access to any such programs or data, DSI will promptly notify CUSTOMER of such fact and will not in any manner use such programs or data whatsoever, or disclose such programs to any third party.

6.3 Neither DSI nor any of its employees or agents who received access to the CUSTOMER's equipment or the Confidential Information shall use such information or data for any purpose other than as permitted hereunder or disclose any such information to any third party. DSI shall be fully responsible and liable for any breach of the foregoing provisions by its employees and agents.

6.4 DSI agrees to follow any other reasonable non-disclosure procedures or regulations as CUSTOMER may establish from time to time.

6.5 DSI represents, warrants and covenants to Customer that (a) the DSI Materials and the Required Enhancements/Interfaces will not contain any Disabling Code (as defined below) at the time of delivery to Customer, and (b) DSI will not insert any Disabling Code into any software Deliverable or onto any Customer equipment. As used herein, "Disabling Code" means any lock, clock, timer, counter, copy protection feature, replication device, "virus" or "worm," as those terms are commonly used in the computer industry, or other software code that may (i) lock, disable or erase the DSI Materials or any other software, programs or data of Customer or its licensees, (ii) prevent Customer or its licensees from fully using the DSI Materials as permitted under this Agreement, or (iii) require action or intervention by DSI or any other person to allow Customer and its licensees to use the DSI Materials as permitted under this Agreement.

7 Protection of Proprietary Material

7.1 CUSTOMER expressly acknowledges that the PROPRIETARY MATERIALS are confidential and proprietary property of DSI and hereby agrees to receive and maintain it as it would CUSTOMER's own confidential and proprietary material.

7.2 CUSTOMER shall not cause or permit disclosure of any DSI MATERIALS to any person other than CUSTOMER employees whose responsibilities require access to such material without the prior written consent of DSI, such consent not to be unreasonably withheld.

7.3 CUSTOMER shall not disassemble or reverse-compile the DSI SOFTWARE.

7.4 CUSTOMER shall reproduce any copyright and proprietary right notices which appear in or on all PROPRIETARY MATERIAL.

7.5 CUSTOMER shall not copy in whole or in part, any of the PROPRIETARY MATERIALS except that CUSTOMER may make two (2) machine-readable copies of DSI MATERIALS for back-up or archive purpose.

7.6 In the event of a malfunction causing the designated computers to become inoperable, CUSTOMER may use the DSI MATERIALS on back-up computers on a temporary basis during such malfunction.

7.7 CUSTOMER shall use the same efforts to safeguard the DSI MATERIALS as it would use with its own confidential and proprietary material of like importance, but in no event less than reasonable care. CUSTOMER shall not permit any unauthorized person to have access to any of the DSI MATERIALS, or to make an unauthorized copy of the DSI MATERIALS in whole or in part. CUSTOMER's obligation under this paragraph shall survive any termination or expiration of this LICENSE AGREEMENT.

7.8 Confidentiality

a. DSI acknowledges and agrees that pursuant to this Agreement, it (including its employees, agents, or contractors) may have access CONFIDENTIAL INFORMATION and other confidential and proprietary information and materials belonging to CUSTOMER or its affiliates, clients and customers. DSI agrees and acknowledges that CUSTOMER's sole purpose in disclosing confidential or proprietary information to DSI or allowing DSI access to such information is to aid DSI in performing the services required under this Agreement. DSI agrees that it and each of its officers, employees, partners, agents, and representatives will receive and hold such information in the strictest confidence, and acknowledges, represents, and warrants that it will use its best efforts to protect the confidentiality of such information and will cause others to protect such information no less than to the extent set forth here. Notwithstanding the foregoing, DSI shall be fully responsible and liable for any breach of the

confidentiality provisions contained herein by its employees or agents.

b. DSI further agrees that, without the prior written consent of CUSTOMER, DSI shall not use, copy or divulge to third parties or otherwise use except in accordance with the terms of this Agreement, any Confidential Information, unless such information is: (i) available in the public domain (other than through unauthorized disclosure by or directly caused by DSI); ii) disclosed or made available to DSI by a third party without restriction and without breach of any relationship of confidentiality: iii) independently developed by DSI where DSI establishes that such development was accomplished without use or reference to the confidential information of CUSTOMER or iv) established by DSI to be known to DSI prior to obtaining same from CUSTOMER.

c. DSI further agrees that neither DSI nor any of its employees or agents will, without the prior written consent of CUSTOMER, use or disclose to any third party any information developed or obtained by DSI in connection with this Agreement, except to the extent that said information falls within one of the categories described in (a), (b), or (c) above.

7.9 DSI's obligations under this paragraph shall survive any termination or expiration of this Agreement.

8 Title to Customer Software and Customer Data

8.1 DSI acknowledges and agrees that CUSTOMER shall own all right, title, and interest in and to the CONFIDENTIAL INFORMATION, the CUSTOMER DATA, and all other data and information generated as the result of using the DSI Materials, the CUSTOMER SOFTWARE including without limitations, all intellectual property rights therein.

9 Termination

9.1 Either party may terminate this License Agreement in the event that a decree or order by a court having jurisdiction has been entered adjudging the other party bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of, or an arrangement with respect to, the party under the United States Bankruptcy Act or any other similar applicable Federal, State or foreign law, and such decree or order shall have continued undischarged and unstayed for a period of 75 days.

9.2 DSI may terminate and cancel this Agreement immediately in the event that DSI establishes that the CUSTOMER has: (i) disassembled or reversed compiled the DSI SOFTWARE (other than as permitted under Section 12 or 18 hereof), or (ii) made and distributed unauthorized copies of the DSI MATERIALS and fails to pay the applicable license fee under this Agreement within thirty (30) days following receipt of written notice from DSI. Upon such termination CUSTOMER agrees to return all Proprietary Material, including all copies, to DSI and to destroy all copies of the DSI SOFTWARE that have been installed on CUSTOMER'S computers.

10 Warranty

10.1 DSI warrants that the DSI SOFTWARE and the REQUIRED ENHANCEMENTS will, when operated in the TECHNICAL ENVIRONMENT, perform in all material respects in accordance with the DSI DOCUMENTATION. This warranty commences upon delivery of the DSI SOFTWARE and terminates on the later to occur of: (i) twelve months following such delivery or (ii) the date upon which the SOFTWARE MAINTENANCE AGREEMENT with DSI is no longer in effect.

10.2 The above warranty will not apply to any defect or failure which DSI can establish arose principally from:

(i) defects, changes or problems in connection with the TECHNICAL ENVIRONMENT;

(ii) use of the DSI SOFTWARE inconsistent with the instructions and operating procedures set forth in the DSI MATERIALS;

(ii) alterations or modifications to the DSI SOFTWARE carried out by the CUSTOMER; or

(iii) faults or defects in software other than the DSI SOFTWARE or REQUIRED ENHANCEMENTS/INTERFACES.

The foregoing limitations on warranty shall not have any effect whatsoever on DSI's obligations to service, maintain and ensure the continued operation and functioning of the DSI SOFTWARE AND THE REQUIRED ENHANCEMENTS/INTERFACES under the terms and conditions of the SOFTWARE MAINTENANCE AGREEMENT.

10.3 DSI warrants that the DSI SOFTWARE is supplied free of computer viruses and has undergone

rigorous virus checking procedures in line with current best practices in the financial services software industry.

10.4 DSI shall not be liable for delay or failure to perform any of its obligations hereunder to the extent that such delay or failure arises, directly or indirectly, from any cause beyond DSI's reasonable control, provided that DSI gives CUSTOMER prompt written notice of such cause, and such cause does not continue for more than thirty (30) days.

10.5 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11 Maintenance

Software maintenance terms and conditions are detailed in the SOFTWARE MAINTENANCE AGREEMENT (Attachment D).

12 Option to License Source Code

During the term of this AGREEMENT, CUSTOMER shall have the option to purchase a non-transferable (provided however CUSTOMER may transfer or assign its rights hereunder: (i) to a subsidiary or affiliate or (ii) in connection with a merger, consolidation or sale of substantially all of its assets or stock) and non-exclusive source code license for the DSI MATERIALS upon payment of the applicable license fee (the "Source Code Fee"). The Source Code Fee shall be a one time fee, payable in cash at the time of the granting of the license, equal to: (i) in the case of DSTS, ** (or, if higher, ** of the cumulative License Fees paid by CUSTOMER prior to such time for DSTS) and (ii) in the case of BondOne, ** The CUSTOMER shall not be required to obtain licenses to both BondOne and DSTS. If or when CUSTOMER exercises this option, DSI and CUSTOMER shall negotiate in good faith the terms and conditions of a reasonable Source Code License Agreement. The exercise of license for the Source Code hereunder shall not alleviate or otherwise affect the continued obligation of the CUSTOMER to pay: (i) the BondOne License Fees (as provided in Sections 3 and 4 of Attachment C) additional DSTS License Fees (as provided in Sections 1 and 2 of Attachment C) if CUSTOMER elects to increase the number of concurrent users or databases. The terms of such Source Code License Agreement shall permit the Customer and its agents to create derivative works (all right, title and interest in such derivative works shall be held by CUSTOMER); provided however CUSTOMER shall agree to restrictions with respect to such derivative works substantially similar to those set forth in Section 2.1 and 2.4 hereof with regard to the use of such derivative works.

13 Limitation of Liability

Other than with respect to liability arising from Sections 7 or 14 hereof or resulting from the intentional misconduct or gross negligence of a party hereto:

13.1 THE LIABILITY OF EITHER PARTY HEREUNDER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE AGREEMENT SHALL NOT EXCEED THE AMOUNTS PAID BY CUSTOMER TO DSI HEREUNDER.

13.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR TORT DAMAGES, WHETHER RESULTING FROM LOSS OF USE, DELAY OF DELIVERY, LOSS OF DATA, LOSS OF PROFITS, LOSS OF BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14 Indemnification

14.1 DSI hereby represents and warrants that the DSI MATERIALS used by CUSTOMER within the scope of the licenses granted hereof will not infringe upon any patent, copyright, trademark, trade secret or other intellectual property right of a third party. DSI shall defend, indemnify and hold harmless CUSTOMER with respect to any claim, demand, cause of action, debt or liability, including but not limited to attorneys' fees, to the extent that it is based upon a breach of the foregoing representation and warranty.

14.2 CUSTOMER shall defend, indemnify and hold harmless DSI with respect to any third party claim, demand, cause of action, debt or liability, including but not limited to attorneys' fees, to the extent that such third party claim is based upon the use of the DSI MATERIALS by CUSTOMER; provided, however, the CUSTOMER shall have no such indemnification obligation to the extent that such third party claim arises from, is connected with or a consequence of a breach of one of DSI's representations, warranties or covenants hereunder (including without limitation those contained in Section 14.1).

15 Injunctive relief

15.1 Notwithstanding anything contained in this Agreement to the contrary, DSI and CUSTOMER hereby acknowledge and agree that damages at law

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

may be an inadequate remedy for the breach of any of the covenants and, promises contained in the section "Protection of Proprietary Material" hereof, and, accordingly, DSI and CUSTOMER hereby agree that DSI and/or CUSTOMER shall be entitled to temporary and permanent injunctive relief with respect to any such breach without the necessity of posting bond and without the necessity of proving actual damages, including specific performance of such covenants and, promises or any order enjoining DSI or CUSTOMER from any threatened, or from the continuation of any actual, breach of covenants, promises or contracts.

15.2 The rights set forth in this section shall be in addition to any other rights which the parties may have at law or in equity.

16 Notices

Any notice, request, or other communication to be given in writing under this Agreement shall be deemed to be effective as of: (a). Five (5) days after the date of mailing thereof, as shown on the post office receipt, if mailed to the other party by registered or certified mail at the applicable address specified by the other party in writing: or (b) Upon the date of the receipt thereof by such other party, if not so mailed by registered or certified mail.

17 General

17.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and the Courts of that State shall have original jurisdiction of any claim arising hereunder. Any action at law or in equity arising under this Agreement shall be filed only in the Superior Court of the State of New York for the County of New York or the United States District Court for the District of New York. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

17.2 This Agreement (including the exhibits and schedules hereto) constitutes the entire Agreement by and between the parties with regard to the respective subject matter therein. Any provision of CUSTOMER's order inconsistent with, or in addition to, the terms and conditions of this Agreement shall not be binding on DSI unless such Customer order is countersigned by DSI, and DSI's failure to object to such provision shall not be construed as acceptance. In the event of any conflict between this License Agreement and any Attachments hereto, the terms of this License Agreement will prevail unless such Attachment explicitly modifies or amends the terms of this License Agreement.

17.3 This Agreement supersedes and terminates any and all prior and , contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof, including any proposals or offers between the parties with respect to the subject matter hereof.

17.4 All headings are for informational purposes only and are not to be read as amending, modifying or changing the terms of the Agreement.

17.5 No modification or waiver of the provisions of this Agreement shall be effective unless in writing and signed by both parties. Any consent by any party to a waiver of a breach by the other whether express or implied shall not constitute a consent to, waiver of or excuse of an other different or subsequent breach. No term or provision herein shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

17.6 If any portion of this Agreement shall be deemed illegal, invalid, or unenforceable by a Court of competent jurisdiction as set forth herein then such portion shall be deleted from this Agreement and the balance of this Agreement shall continue in full force and effect.

17.7 This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

17.8 This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and except as otherwise provided herein, their respective legal successors and permitted assigns.

17.9 Except as specifically provided herein, no remedy made available to DSI or CUSTOMER is intended to be exclusive of any other remedy provided or available at law or in equity. Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, nor obligate any of the parties hereto, to any person or entity other than such parties, unless so stated to the contrary.

17.10 Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.

18 Source Code Escrow

18.1 At CUSTOMER's discretion the parties will enter into a source code escrow agreement with a nationally recognized escrow agent selected by CUSTOMER and approved by DSI (the "Escrow Agent"). Under such escrow agreement, DSI will deposit with the Escrow Agent and maintain during the term of this Agreement the DSI SOFTWARE, Required Enhancements, and all related documentation which has been delivered to CUSTOMER (the "Escrow Materials"). CUSTOMER will pay the initial costs required to set up an escrow account with the Escrow Agent, and all annual maintenance fees associated with the Escrow Agent and the escrow account. DSI will assume costs to deliver software to Escrow Agent.

18.2 Release Conditions. The Escrow Agent will release the Escrow Materials to CUSTOMER upon the occurrence of any of the following events (the "Release Conditions"): (i) DSI fails to fulfill its maintenance and support obligations under this Agreement as described in the Software Maintenance Agreement attached hereto as Attachment D; (ii) DSI becomes insolvent or generally fails to pay, or admits its inability to pay, its debts as they become due; (iii) DSI becomes the subject of a voluntary petition in bankruptcy or any other voluntary proceeding related to insolvency, receivership, liquidation, or composition for the benefit of creditors; (iv) DSI becomes the subject of an involuntary proceeding in bankruptcy or any involuntary proceeding related to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within ninety (90) days of filing; (v) DSI ceases active operation of its business or the DSI Software, or (vi) DSI is no longer willing or able to support the DSI Software.

18.3 Source Code Escrow License. Notwithstanding anything contained herein to the contrary including without limitation Sections 7.3 and 9.2 hereof), upon the occurrence of any of the Release Conditions, DSI hereby grants to CUSTOMER a license to use, modify, copy and create derivative works from and with the Escrow Materials for purposes of (i) exercising its rights under the Agreement, and (ii) modifying, upgrading, supporting and maintaining the DSI SOFTWARE and/or the Required Enhancements.

19 Advertising

DSI shall acquire no right to use, and shall not use, without CUSTOMER's prior written consent, the terms or existence of this Agreement, the names, characters, artwork, designs, trade names, copyrighted materials, trademarks, or service marks of CUSTOMER, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (a) in any advertising, publicity, press release, or promotion; (b) to express or to imply any endorsement of DSI or DSI's services; or (c) in any manner other than expressly in accordance with this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their duly authorized representatives as of the date first set forth above.

BONDS FINANCIAL, INC.

By: John J Barry IV

Name: John J Barry IV

Title: President /CEO

Date: 8/15/06

DECISION SOFTWARE, INC.

By: [signature]

Name: GERALD BELPAIRE

Title: PRESIDENT

Date: August 16, 2006

Software License Agreement Attachment A: Designated Sites and Technical Environment

Designated Site(s)

DSTS Production Site:	TBD
DSTS Test Site:	TBD
DSTS Back-up Site:	TBD
BondOne Production Site:	TBD
BondOne Test Site:	TBD
BondOne Back-up Site:	TBD

"Designated Site(s)" may be changed from time to time by the CUSTOMER with written notice to DSI but without DSI's consent.

Remote Site(s)

- TBD
- TBD
- TBD

"Remote Site(s)" may be changed from time to time by the CUSTOMER with written notice to DSI but without DSI's consent.

Technical Environment (minimum configuration required for CUSTOMER)

CUSTOMER may operate DSI SOFTWARE on multiple networked servers as needed for performance.

Recommended DSTS / BondOne Hardware Configuration for Bonds Financial

Initial Bonds Financial Requirements:

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

DSTS/BondOne Server Minimum Requirements:

Two Server Machines are recommended: one for the primary site and one for the DR site. For each site we recommend a Sun Fire V890 Server or equivalent configured as follows:

- UltraSPARC IV+ Processor with 8 @ 1.5+GHz / 32 GB RAM or equivalent
- 500 GB disk (reserved to the DSTS application)

- Sun Solaris v 10
- Oracle v 9 or 10 database server software

DSTS may be operated on multiple networked servers.

DSTS Client Minimum Requirements:

- Pentium 5 Processor / 1.8 GHz or faster / 1 GB RAM or equivalent
- 2 GB available disk space (reserved to the DSTS application)
- Windows XP Professional
- Oracle v 9 or 10 database client software
- 17" or larger with 1280 x 1024 Resolution (65,535 colors graphics minimum)

BondOne Client Requirements:

Any device that supports the following web browsers:

- MS Internet Explorer 5.5+
- Netscape 7+
- Mozilla Firefox 1+
- Konqueror 3.4+

Network Requirements:

A standard 100 Mbps Ethernet network at each of the sites is the recommended LAN bandwidth. WAN connections should be a minimum of 56Kbps dedicated with no more than 25 milliseconds. of router latency.

DSTS utilizes the network at the TCP/IP socket level (WINSOCK in Windows NT) or higher (i.e., RPC, NFS, etc.). As such, the underlying network infrastructure of switches, routers, cabling plant, etc. can be maintained and optimized independently of the DSTS application.

Optimal performance of the DSTS system will be achieved if the "ping" utility, when run between the servers and the client workstations, indicates an average round-trip time of less then 5 milliseconds for LAN connections and of less than 50 milliseconds for WAN connections.

Configuration Requirements:

Server configuration must be the same platform and client configuration must be the same platform. Customer may use either Sybase or Oracle as their relational database. Only one such relational database may be used.

Software License Agreement Attachment B: Required Enhancements / Interfaces

Each item, task, deliverable detailed in Section 5: "Required Day One Enhancements".

Software License Agreement Attachment C:

1. DSTS License Fee Schedule

The payments set forth in Section 1 of Attachment E to the License Agreement are due to DSI based upon CUSTOMER'S number of concurrent DSTS users and databases. The number of concurrent users is defined as the number of users who are logged into the main DSTS server at the same time. API client programs only accessing data are not counted in the number of concurrent users. The payment terms of the non-refundable License fee will be established by the number of databases and concurrent users and shall be paid to DSI. These fees are one time fees and shall entitle the Customer to use DSTS for the applicable number of concurrent users and databases on a perpetual basis and regardless of whether an Annual Maintenance Fee is being paid.

In addition, if CUSTOMER requests additional databases, it shall be entitled to a discount on such additional databases as follows:

Additional Databases	**2nd**	**3rd**	**4th**	**5th**	**6th+**	**Annual Maintenance Fee**
Discount	10%	20%	30%	40%	50%	None

DSI offers the following annual DSTS maintenance support options:

8 Hour X 5 Day – 18% of the current license fee annually

12 Hour X 5 Day – 22% of the current license fee annually

24 Hour X 7 Day – 28% of the current license fee annually

DSI's daily rate schedule for Professional Services is as follows:

Development Services	$1,400
Training / Consulting	$1,600
Principal Consulting	$2,200

The normal workday is 8:30 AM to 5:00 PM local time with a 30 minute lunch; work performed at other times is at time and one-half except DSI holidays, which is double time. DSI observes the New York Federal Reserve Bank holiday schedule.

DSI will provide CUSTOMER with an electronic copy in pdf format of all DSTS user / technical documentation with License.

2. DSTS License Fee Payment Schedule

The DSTS License Fee for a single production system / single database with 7 concurrent users shall be ** As a one time accommodation, DSI is willing to offer CUSTOMER a rebate on such DSTS License Fee in the amount of ** , Payment of the Initial License Fee shall be due and payable in three amounts within thirty days of the date of the following occurrences: (i) upon execution of this License Agreement by CUSTOMER – 33 1/3% of the License fee ** , prior to a rebate of ** ; (ii) upon acceptance of the DSI Software by the CUSTOMER – 33 1/3% of the License fee ** , prior to a rebate of ** ; (iii) ninety days following acceptance of the DSI Software by the CUSTOMER – 33 1/3% ** , prior to a rebate of **). Other than with regard to the rebate described above, the CUSTOMER shall not be eligible for a refund of any License Fees paid.

3. BondOne License Fee Schedule

The BondOne License Fees shall be on a per ticket / filled order basis. US Dollar per ticket license fee payment will be based on the actual number of monthly filled orders.

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

BondOne Per Ticket License Fee	Number of Tickets / Filled Orders Per Calendar Month
**	First 20,000 tickets
**	Each ticket beyond 20,000

Notwithstanding the above provisions, the BondOne License Fees shall be subject to a cap in any calendar year equal to $1,500,000.

In the event that DSI licenses or provides BondOne to any other person or entity pursuant to license fees or payment terms that are lower than those provided herein, DSI shall offer such reduce license fees/payment terms to CUSTOMER on a going forward basis.

Prices quoted are in US Dollars and do not include any sales, use, value added or any other taxes which are additional charges and shall be payable by an entity other than Decision Software. Prices are subject to change without prior notice. All BondOne customization will be additional and quoted on a fixed price bid basis. All BondOne integration services shall be additional and quoted on a fixed per diem basis.

BondOne maintenance support (eight hour by five day) is included in the BondOne per ticket license fees.

4. BondOne License Fee Payment Schedule

All BondOne License Fees are payable to DSI at the end of each three month period (quarterly). At the end of each three-month period, DSI and CUSTOMER shall conduct jointly an audit of the DSI SOFTWARE database to compute the TICKET COUNT to be used in determining the fee due for said period. Such License Fees shall be due within thirty days after the receipt of an invoice from DSI to the Customer stating the results of the jointly conducted TICKET COUNT and the amount thus due.

5. Implementation Support Fees/ Other Fees

As provided in the DSI Proposal.

Software License Agreement Attachment D: Software Maintenance Agreement

Agreement, dated August 16, 2006 by and between Decision Software, Inc., a New York corporation with offices at 116 John Street, New York, NY 10038, U.S.A. (henceforth "DSI") and Bonds Financial, Inc., a Delaware corporation with offices at 5337 Paylor Lane, Suite 100, Sarasota, Fl 34240 (henceforth "CUSTOMER").

WHEREAS, DSI and CUSTOMER have entered into a Software License Agreement governing the DSI SOFTWARE (as such term is defined in the Software License Agreement) and related materials (the "DSI MATERIALS").

WHEREAS, DSI and CUSTOMER desire to enter into this Software Maintenance Agreement ("MAINTENANCE AGREEMENT"), under which DSI will perform certain continuing maintenance functions with respect to the DSI MATERIALS.

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1 License Agreement

Except as expressly provided herein, all of the definitions, terms and conditions of the Software License Agreement between CUSTOMER and DSI dated August 16, 2006, ("LICENSE AGREEMENT") are incorporated herein by reference and shall govern the relationship of the parties to this MAINTENANCE AGREEMENT.

2 Definitions

The following words and expressions shall have the meaning set opposite thereto:

"DSI IMPROVEMENTS"
: All upgrades, enhancements, changes, updated versions, and revisions which enhance features, improve performance, or correct errors discovered by DSI or one or more of its licensees and which DSI makes generally available to other licensees under Software Maintenance Agreement.

"PROBLEM REPORT"
: Written documentation reasonably describing an ERROR discovered by DSI or reported by a customer.

"ERROR"
: Any failure of the current standard version of the DSI MATERIALS to comply with the corresponding documentation in any material respect, which failure can be reproduced by DSI or demonstrated by CUSTOMER.

3 Software Maintenance

Subject to the following terms and conditions, DSI hereby agrees to provide to CUSTOMER and CUSTOMER agrees to accept, the following services:

3.1 DSI shall offer at no additional charge via industry standard media to CUSTOMER the DSI IMPROVEMENTS to the current standard version of the DSI MATERIALS at the same time as DSI makes the DSI IMPROVEMENTS available to its other licensees under other Software Maintenance Agreements.

3.2 DSI shall make reasonable efforts to respond, during its normal business hours, to telephone inquiries from CUSTOMER concerning the use, installation or operation of the DSI MATERIALS by CUSTOMER's users for 8 Hour X 5 Day support. For this purpose, DSI's normal business hours are 9:00AM to 5:00PM local Eastern Time from Monday through Friday, exclusive of DSI holidays. For 12 Hour X 5 Day support the hours of support will be 7:00 AM to 7:00 PM local Eastern Time.

3.3 In the event that CUSTOMER submits to DSI a DSI PROBLEM REPORT and all such data which DSI reasonably may request in order to reproduce operating conditions similar to those present when the ERROR was discovered, DSI shall make all reasonable efforts to resolve promptly such ERRORS and shall in any event resolve all such ERRORS consistent with the time frames set forth in the attached Annex A – Service Level Support.

3.4 CUSTOMER shall be required to pay DSI's standard time and materials rates for support services provided in the event that it is determined that such services were required due directly to (i) CUSTOMER's negligent use of the DSI MATERIALS (ii) CUSTOMERS use of a version of the DSI MATERIALS other than the current version and the immediately preceding version for up to 12 months after the release of the current version (iii) combination of the DSI MATERIALS with any software not provided by DSI to the extent that such ERROR would not have occurred but for such combination or (iv) modification or alteration of the DSI MATERIALS by a party other than DSI, to the extent that such ERROR would not have occurred but for such modification.

3.5 CUSTOMER recognizes that some technical ERRORS cannot be resolved by telephone during normal business hours and will require on-site services by DSI personnel. If DSI provides such on-site services of its own initiative, such services will be provided at no charge to CUSTOMER, unless it is determined that the ERRORS requiring such on-site services were caused by CUSTOMER, in which case CUSTOMER shall compensate DSI at its then current on-site service rates plus reimbursement for all reasonable and documents travel and subsistence and other reasonable expenses incurred by DSI in conjunction with such visits. If such on-site services are requested by CUSTOMER, then DSI shall furnish such services as is reasonably required and CUSTOMER shall compensate DSI at its then current on-site service rates plus reimbursement for all reasonable and documented travel and subsistence and other reasonable expenses incurred by DSI in conjunction with such visits.

3.6 The DSI IMPROVEMENTS delivered to CUSTOMER pursuant to this Agreement shall be deemed to be included within the definition of DSI MATERIALS as set forth in the LICENSE AGREEMENT and shall be subject to its terms and conditions.

4 Term

4.1 This MAINTENANCE AGREEMENT shall take effect on Acceptance Date, (the "MAINTENANCE EFFECTIVE DATE") the day and month of said date being defined as the ANNIVERSARY DAY of this MAINTENANCE AGREEMENT.

4.2 This MAINTENANCE AGREEMENT shall remain in effect for a term of one year following the MAINTENANCE EFFECTIVE DATE. Thereafter, it shall be automatically renewed from year to year unless either party gives written notice of termination at least thirty (30) days prior to an ANNIVERSARY DAY.

5 Fees, Expenses, Annual Adjustments

5.1 For the rights and privileges granted herein and for the services performed under this MAINTENANCE AGREEMENT, CUSTOMER shall pay to DSI the following initial annual fee (the "ANNUAL DSTS MAINTENANCE FEE") ** US Dollars for the following support:

_X_ 8 Hour X 5 Day (18% of License Fee)

___ 12 Hour X 5 Day (22% of License Fee)

___ 24 Hour X 7 Day (28% of License Fee)

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Upon at least thirty days prior written notice, CUSTOMER may elect to increase the level of support by paying to DSI the pro rata portion (based on the number of days remaining in the contract year as of the date that such service level is increased *over* 365) of the incremental additional cost for such increased service level.

BondOne maintenance fees for 8 Hour X 5 Day support are included in the BondOne per ticket license fees.

5.2 Fees for on-site visits or consultation services requested by CUSTOMER or incurred pursuant to Section 3.4 above, are in addition to the annual fee. These fees will be invoiced separately and shall be due within 30 days upon presentation of the applicable invoice.

5.3 Any and all fees payable to DSI under this Agreement do not include US State or Federal sales, use, excise, value added, personal property or other similar taxes all of which shall be paid by CUSTOMER. In the event that the governments of countries other than the United States impose withholding or other similar taxes on the fees due under this agreement, the fees will be adjusted so that the net amounts received by DSI after such taxes are equal to the amounts specified in this Agreement.

5.4 For a period of two (2) years following the Effective Date of this Agreement, the ANNUAL DSTS MAINTENANCE FEE shall stay in effect; thereafter, DSI may increase the ANNUAL DSTS MAINTENANCE FEE. DSI may notify CUSTOMER that the ANNUAL DSTS MAINTENANCE FEE shall be changed for the following year, provided such notice is given at least thirty (30) days prior to the next ANNIVERSARY DAY.

5.5 CUSTOMER may terminate the MAINTENANCE AGREEMENT by notifying DSI in writing at least thirty (30) days prior to the next ANNIVERSARY DAY. In the event that CUSTOMER elects to terminate this MAINTENANCE AGREEMENT, CUSTOMER shall not be entitled to pro rata reimbursement of the fees paid by CUSTOMER, and CUSTOMER shall pay any fees which were due prior to termination.

6 Responsibilities of the Parties

6.1 Except as provided in the License Agreement, CUSTOMER shall be exclusively responsible for the installation, testing, supervision, management and control of its use of the DSI IMPROVEMENTS and of the DSI MATERIALS, as so changed or revised.

7 Warranty

DSI warrants that it shall exercise all reasonable efforts to provide the services specified herein, but does not warrant the results of its services or that such services shall result in uninterrupted or error free performance of the DSI MATERIALS. DSI shall not be liable for delay or failure to perform any of its obligations hereunder to the extent that such delay or failure arises, directly or indirectly, from any cause beyond DSI's reasonable control. DSI's total liability and CUSTOMER's exclusive remedy for any claim arising out of this Agreement shall be limited to the amount specified in Section 5 of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their duly authorized representatives as of the date first set forth above.

CUSTOMER

By: John J Barry IV

Name: John J Barry IV

Title: President/CEO

Date: 8/15/06

DECISION SOFTWARE, INC.

By: [signature]

Name: Gerald Belpaire

Title: President

Date: August 16, 2006

Annex A to Maintenance Agreement

Service Level Support

Decision Software Service Level Support

Maintenance Support Services

Decision Software shall correct any malfunction, defect or nonconformily detected by Customer in any Licensed Products that prevents such Licensed Products from performing in accordance with the documentation and such other warranties, descriptions, and specifications following notification by Customer to Decision Software of the existence of same, in accordance with the following schedule:

Severity Level	Environment (s)	Impact of Defect
1 "Critical"	Production	Customer is unable to use the Licensed Products, during business hours resulting in critical impact on Customer's operations.
2 "High Priority"	Production	Customer is able to use the Licensed Products but the situation is causing a significant impact to portions of business operations and activity.
3 "Medium"	Production	Customer is able to use the Licensed Products with the exception of a specific function that is not critical to Customer's overall operations and a workaround can be readily achieved.
4 "Low"	Any	Customer can circumvent the malfunction, defect or nonconformity without any impact to Customer's operations.

During the contracted support hours Decision Software will provide the following response:

Severity Level	Response Time	Interim Workaround	Interim Workaround Status Report	Resolution Time	Resolution Time Status Report
1 "Critical"	30 minutes	3 hours	Hourly during DSI's normal workday and on Customer request beyond the close of business. Work to downgrade to Level 2.	2 business days	2x daily on business days
2	2 hours	12 hours	2x daily on	3 business	2x daily on

"High Priority"			business days and on Customer request beyond the close of business. Work to downgrade to Level 3.	days	business days
3 "Medium"	1 business days	N/A	1x daily	20 business days	1x weekly
4 "Low"	5 business days	N/A	1x week	Define a solution / fix problem within 40 business days.	1x month

The following definitions shall apply to Response / Resolution Times:

Severity Level: The level of severity that Customer and Decision Software jointly assign to a Malfunction.

Response Time: The maximum time period permitted for Decision Software to complete a technical assessment of the problem and establish a course of action for problem resolution, with such period commencing upon receipt of Customer's telephonic notification of a Malfunction.

Interim Workaround: The maximum time period for Decision Software to provide and implement a workaround that reduces the severity impact of the Malfunction to a level no greated than 3: Medium, with such period commencing upon the end of the Response Time.

Resolution Time: The maximum time period permitted for Decision Software to resolve the Malfunction, with such time period commencing upon the end of the Response Time.

Status Report: A written and/or verbal update from the Decision Software to the Customer at specified intervals during Interim Workaround and/or Resolution as indicated. A Status Report must be both verbal and written for e-mail distribution during Interim Workaround and may be only written for e-mail distribution during Resolution Time.

Customer shall provide Decision Software with all reasonable assistance and information available to the Customer, including access to the applicable database except as restricted by law or by confidentiality requirements, to enable Decision Software to investigate and resolve any Malfunction reported by Customer to Decision Software.

Decision Software provides 8X5 and 12X5 hot line telephone support from our headquarters in New York City. For support beyond 12X5, including 24X7 support, clients have access to key personnel via beeper, cell phone, and home phone. Key support personnel have access to the Decision Software office network from their home or via VPN from any Internet connection point.

Decision Software will assign a client services manager to be the Customer's primary contact. This individual is responsible for assessing the severity of the incident and for alerting the appropriate team members to commence problem determination and resolution.

All critical problems will be immediately brought to the attention of Decision Software senior management, who will determine which resources are best suited to address the problem. Communication with the client for status update will be done according to the severity of the problem, or more often as the situation demands it. If required, and requested by the Customer, a member of the Decision Software engineering team will be dispatched to the Customer 's site to assist in resolution of the problem.

Software License Agreement Attachment E:
DSI Proposal

Decision Software

August 8, 2006

Mr. John J Barry IV

President / CEO

Bonds Financial Inc.

5337 Paylor Lane

Suite 100

Sarasota, FL 34240

Dear John:

On behalf of Decision Software Inc., I would like to thank you for giving us the opportunity to propose the Decision Software Trading System (DSTS) and BondOne in response to your fixed income sales and trading system requirements. As you will see by our proposal, DSTS & BondOne can provide Bonds Financial with a comprehensive, flexible, and cost effective system solution. DSTS & BondOne supports all of the fixed income products you plan to trade and can, with minor exceptions, fully satisfy all of the your requirements.

Proposed Solution

The proposed solution involves the implementation of Decision Software's flagship products: DSTS & BondOne. The two products are fully integrated and operate as one application. In particular, they both share the same securities and account master database.

DSTS is a real-time trading and market making application that is in use by numerous retail fixed income dealers in the US and by eight of the top ten fixed income dealers in Canada. DSTS utilizes "smart" client technology for optimal real time performance and scalability.

BondOne is a browser-based J2EE application that is built as an extension to DSTS to support retail distribution within the institution (FCs, IAs, etc.) as well as direct distribution to the firm's clients. BondOne is recent addition to Decision Software's leading software offering, with the first installation being at A.G. Edwards, where more than 7,000 FCs uses it.

Decision Software Proposal

1. DSTS License Fees

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

The DSTS license fee is a one time perpetual license fee based on the number of concurrent users and production system databases. DSTS license fees for a single production system database start at US ** for 5 users and are scaled up to US ** for 200 users. Based on your initial requirements the DSTS license fee for 7 DSTS users will be ** a one-time ** . Additional users may be added at any time by paying the incremental difference between the DSTS license fee for your current number of users and the DSTS license fee for the new number of users applicable at the time users are added. Please see the DSTS license fee schedule below.

Concurrent DSTS Users	Single Database Perpetual License Fee	Incremental Fee Per Additional User	Annual Maintenance Fee 8 Hour X 5 Day - 18%
5	**	**	**
6	**	**	**
7	**	**	**
8	**	**	**
9	**	**	**
10	**	**	**
11	**	**	**
12	**	**	**
13	**	**	**
14	**	**	**
15	**	**	**
16	**	**	**
17	**	**	**
18	**	**	**
19	**	**	**
20	**	**	**
30	**	**	**
40	**	**	**
50	**	**	**
60	**	**	**
70	**	**	**
80	**	**	**
90	**	**	**
100	**	**	**
125	**	**	**
150	**	**	**
175	**	**	**
200	**	$0	**

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Unlimited	**	**	**

2. DSTS Maintenance Support Fees

DSTS maintenance support for 8 Hour X 5 Day Hot Line Support is 18% of the current DSTS license fee annually. Based on your initial requirement for 7 DSTS users your annual DSTS maintenance support fee will be ** (18% of **). DSTS maintenance fees shall increase if the DSTS license fee increases.

Maintenance support includes hot line telephone support, all new releases, and bug fixes, and all enhancements incorporated into DSTS for other clients.

3. BondOne License Fees

The BondOne License Fees are calculated on a per ticket / filled order basis. The per ticket license fee payment is based on the actual number of monthly filled orders. The license fee for the first 20,000 filled orders per month will be ** per ticket plus ** for any additional filled orders in excess of 20,000 per month.

Decision Software will grant Bonds Financial a BondOne license fee cap of ** per year.

4. BondOne Maintenance Support Fees

BondOne maintenance support for 12 hour by five day (12X5) support is included in the BondOne per ticket license fees.

5. Required Day One Enhancements

A. Functional Enhancements

- Mark-up Grid by Product
  - Decision Software will enhance DSTS to provide a detailed mark-up grid by product that can be adjusted by bond, sector / industry, maturity date, and duration / dv.01.
  - The DSTS administrator will have override capabilities to adjust any out of line pricing.
  - DSTS's business rules engine will ensure that specific new issues are not offered higher than par.

- Best Bid / Best Ask
  - Decision Software will enhance DSTS / BondOne to support filtering capabilities to aggregate best bid / best ask tiered pricing. DSTS / BondOne will support the logic to aggregate multiple dealers best bid / best ask net of Bonds Financial's mark-up.

- DSTS will support a full audit trail for regulatory purposes. In addition to the standard who, what, when, and where audit trail, DSTS will also save other dealers prices at the time an order is filled.

- Live Benchmark Pricing
  - BondOne will be enhanced to display live pricing or real-time html display capabilities for saved searches on treasuries, TBAs (MBS), bullet agencies, bullet corporates and treasury bills.
  - Real-time prices for securities on composite screens such as Bloomberg's BBT1 will be provided.
  - Decision Software will enhance BondOne with an administrative controlled auto-refresh capability for specific market sensitive products.

Decision Software will develop these three functional enhancements at no cost to Bonds Financial. We can ship these enhancements within 60 days of execution of the License Agreement.

B. Connectivity

- Dealer Interfaces
  - Decision Software's real-time bi-directional API fully supports importing offerings into DSTS from external sources.
  - Decision Software will build the following real-time interfaces:
  - Goldman Sachs
  - Deutsche Bank
  - Countrywide Securities
  - Merrill Lynch
  - HSBC
  - Barclays
  - Bloomberg TOMS (at Duncan Williams Inc.)

These interfaces will allow DSTS to:

- Import offerings from the dealers
- Send orders to the dealers
- Import filled orders status from the dealers

The Decision Software development fee for each interface is a one-time fee of $5,000. This fee includes analyzing each dealer's interface specifications, development of the interface, testing it, maintaining it, and warranting that the interface is compatible with all future releases of DSTS. Decision Software will deliver a fully tested interface within 30 days after receiving dealer specifications. We will also guarantee that any future required dealer interfaces could be developed at a cost not to exceed $5,000. Payment schedule shall be 50% upon approval to develop the interface and 50% upon acceptance.

- ADP or Pershing Clearing Services

- Decision Software will develop an interface for STP to ADP or Pershing Clearing Services.
- Decision Software will develop one interface at no cost to Bonds Financial. If both interfaces are required the additional interface will not cost more than $10,000
- Decision Software will deliver one fully tested interface within 60 days after receiving specifications. Both interfaces could be delivered within 120 days.

- ADP or Pershing Account Information Interface
  - Decision Software will build an ADP or Pershing batch file account information interface for Account Verification / Customer Holdings / Available Funds
  - Decision Software will develop this interface at no cost to Bonds Financial. If both interfaces are required the additional interface will not cost more than $10,000
  - Decision Software will deliver one fully tested interface within 60 days after receiving specifications. . Both interfaces could be delivered within 120 days.

- Real-time Benchmark Pricing Interface
  - Decision Software fully supports a Reuters and eSpeed pricing interface for US Treasuries. These two pricing interfaces are available at no cost to Bonds Financial.
  - We will be happy to develop a TradeWeb pricing interface for $5,000. Decision Software will deliver a fully tested interface within 30 days after receiving TradeWeb's specifications.

- Interface to Export Real-time Data
  - DSTS's API allows users to easily export real-time pricing data to external systems such as charting and analytic packages.
  - The DSTS archive database can retain historical pricing information on securities you have traded. This information can be easily mined for analysis.

- Master Security Database
  - DSTS will build a interface from Bonds Financial's internally developed or a third party Master Security Database to DSTS for the purpose of retrieving descriptive security data.
  - This interface will comply with an industry standard or other specified standard database format (i.e. Excel compatable).
  - Decision Software will develop this service at no cost to Bonds Financial.
  - Decision Software will deliver a fully tested interface within 60 days of the execution of the License Agreement.
  - The DSTS master security database software, a searchable data repository known as "Universe of Bonds" or "UoB" that is fully integrated with DSTS and BondOne can be used to manage Bonds Financial Master Security Database. This software is part of the DSTS software and its use is included in the DSTS license fee.
  - Bonds Financial may contract Decision Software to build the software required to load (initial load and subsequent updates) external data sources into the UoB database. This service will be provided for an initial fee of USD 50,000, and an on-going data management/maintenance fee of USD 7,500 per month. This fee will apply for up to 5 external data sources. (Fees due to the data providers are not included and will be borne by Bond Financial).

- Web-services Application Interface
  - Data can be produced from DSTS in XML format and accessible through a web-services application to display on Bond.com. (treasury prices and saved / designated search results)
  - DSTS / BondOne can generate simple analytical canned searches to be displayed on the Bonds.com website
  - Decision Software will develop this service at no cost to Bonds Financial.
  - Decision Software will deliver a fully tested interface within 60 days.

- NASD TRACE Reporting
  - Decision Software's real-time bi-directional API can easily publish trades to external systems.
  - We will be happy to prepare a fixed price bid for NASD TRACE reporting functionality if required.
  - Decision Software will develop these interfaces for no more than $10,000.
  - Decision Software will deliver a fully tested interface within 60 days after receiving the NASD TRACE specifications.

- MSRB Reporting
  - Decision Software's real-time bi-directional API can easily publish trades to external systems.
  - We will be happy to prepare a fixed price bid for TRACE and MSRB reporting functionality if required.
  - Decision Software will develop these interfaces for no more than $10,000.
  - Decision Software will deliver a fully tested interface within 60 days after receiving the MSRB specifications.

6. Required Day Two Enhancements

A. Functional Enhancements

- Depth of Market Offerings
  - DSTS / BondOne will be enhanced to provide depth of market offerings information that can be displayed to specific users.
  - Decision Software will develop this enhancement at no cost to Bonds Financial.
  - Decision Software will deliver a fully tested enhancement within 60 days after all day one enhancements have been delivered.

- Exchange Application for Certificates of Deposit and Commercial Paper
  - Decision Software would welcome the opportunity to bid on developing a browser-based exchange application for Certificates of Deposit and Commercial Paper.
  - If you decide to use a third party to develop this application Decision Software is available to work with them on integration.

B. Connectivity

- OMGEO
  - Decision Software's real-time bi-directional API can easily import allocations to external systems.
  - We will be happy to prepare a fixed price bid for TRACE and MSRB reporting functionality if required.
  - Decision Software will develop this interface for no more that $10,000.
  - Decision Software will deliver a fully tested interface within 60 days after all day one enhancements have been delivered.

7. Third Party Web Development Team Support

Decision Software will provide limited support to Bonds Financial third party web development team for "reasonable" integration of services. This support will be provided as one of the services included in the monthly fee for implementation support services.

8. Implementation Support Services

Decision Software will provide implementation support services to Bonds Financial to assist with your DSTS and BondOne implementation. The implementation support services are for services above and beyond the maintenance production support. Based on your go-live schedule of January 1, 2007 we estimate you will require 5 to 6 months of DSTS & BondOne implementation support services. Decision Software will provide implementation support services at a cost of $5,000 per month payable quarterly, in advance, and shall commence upon execution of the License Agreement and cease at the end of the month you go into live production. Implementation support services may be extended at any time with 30 days notice by Bonds Financial. Please see the list below of the implementation support services Decision Software offers:

i) Telephone Support
ii) Product Analysis
iii) Electronic Trading Analysis
iv) Transaction Flows Analysis and Documentation
v) Interface Analysis
vi) Developing Interface Specifications
vii) Researching Gap Analysis
viii) Required Enhancements Analysis
ix) Developing Required Enhancements Specifications
x) Enhancements ATP Support / Recommendations
xi) Installation Support
xii) Technical Training
xiii) Operational Training

xiv) End User Training

xv) API Training

xvi) Reconciliation Support

xvii) Master Securities Database Review / Recommendations

xviii) Data Mapping Support

xix) Data Conversion Support

xx) System Configuration Recommendations

xxi) Technical Performance Review / Recommendations

xxii) System ATP Support / Recommendations

xxiii) Go-Live Support

9. Production Support Fees

Decision Software can provide production support services to Bonds Financial when you go into live production. These services include the following:

- Run Book - A document that lists all procedures on a detailed step by step level that apply to the operations of the DSTS System within Bond Financial's Environments.
- Production Scripts - Those shell programs used to control the operations of the DSTS System. Decision Software agrees to review and re-write, as appropriate, all existing Production Scripts.
- Log of Problems and Events – Decision Software shall establish and maintain a log of all activities, events and problems pertaining to Bonds Financials' Environments, and of their resolutions.
- DSTS Software Upgrades Installation Support - Decision Software shall provide this service as required, based on schedules mutually agreed by Bonds Financial and Decision Software.
- DSTS Production Support - Decision Software shall provide this service on a 24-hour / 7 day a week basis.
- DSTS User Support - Decision Software shall provide this service between and 7 AM and 7 PM on those days Bonds Financial is open.
- Management Reporting - Decision Software shall provide status reports to Bonds Financial.
- Change Control - Decision Software shall provide these services on an on-going basis during the term of this agreement.

The cost for Decision Software to provide production support services to Bonds Financial is $5,000 per month payable quarterly, in advance. The minimum term for production support services is one year and shall commence upon live production. Bonds Financial may discontinue production support services provided that notice is given at least ninety (90) days prior to the end of the current annual term.

10. Decision Software Product Support

- Government and Government Agency Securities

- US, Canada, Euro Zone, Emerging Markets

- Corporate Securities
  - US, Canada, Eurobonds, Emerging Markets
  - Coupon, zero
  - Structured
  - Floating Rate Notes
  - Preferreds
  - Embedded European, American, Bermuda Options
- Municipal Securities
  - US, Canada, Euro Zone
  - Coupon, zero
  - Structured
  - Floating Rate Notes
  - Auction Rate Preferreds
  - Embedded European, American, Bermuda Options
  - Pre-refunded issues
- Mortgage Backed Securities
  - US Pass Through, CMO, TBA
  - Canada Residential and Commercial
- Money Market Instruments
  - Primary and Secondary Certificates of Deposit (US, Canada, Euro Zone)
  - Primary and Secondary Commercial Paper (US, Canada, Euro Zone)
  - Bankers Acceptances (US, Canada, Euro Zone)
- Derivatives
  - Listed Futures and Options (All Exchanges, All contracts)
  - OTC Options on Bonds
  - Interest Rate Swaps (Fixed/Float, Basis, Currency, Cap, Floor, Collar)
  - Asset Swaps
  - FRA's
- Financing/Funding Contracts
  - Repo/Reverses, Security Borrow/Loan
  - Security Receive/Deliver Collateral Free
  - Deposits/Placements including Fed Funds
- Foreign Exchange Contracts
  - Spot, Forward, Swap
  - Any two currencies

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

11. Costs Summary

DSTS License Fee (7 user license fee - **

- ** (33.33%) payable upon execution of License Agreement
- ** 33.33%) payable upon acceptance
- ** 33.34%) payable 90 days after acceptance
- Additional DSTS may be added by paying the additional incremental fee

DSTS Maintenance Fee (8X5 support - 18% of the ** license fee)

- ** payable upon acceptance of DSTS
- ** payable annually to continue maintenance support
- Maintenance fee shall increase if the DSTS license fee increases

BondOne License Fee is a per ticket fee, counted monthly, payable quarterly

- ** per ticket for the first 20,000 monthly filled orders plus
- ** per ticket for any filled orders in excess of 20,000 per month

BondOne Maintenance Fee (12X5 support)

- No charge (included in the BondOne per ticket license fees).

Implementation Support Services is a $5,000 monthly fee payable quarterly in advance

- First payment of $15,000 is payable upon execution of the License Agreement

Production Support Agreement is a $5,000 monthly fee payable quarterly in advance

- First payment of $15,000 is payable upon live production

Dealer Interfaces ($5,000 per interface)

- $2,500 payable upon approval to develop the interface
- $2,500 payable upon acceptance of the interface

ADP and Pershing Clearing Services ($10,000)

- $5,000 payable upon approval to develop the interface
- $5,000 payable upon acceptance of the interface

TradeWeb Pricing Interface ($5,000)

- $2,500 payable upon approval to develop the interface
- $2,500 payable upon acceptance of the interface

NASD TRACE Trade Reporting Interface (no more than $10,000)

- 50% payable upon approval to develop the interface
- 50% payable upon acceptance of the interface

MSRB Trade Reporting Interface (no more than $10,000)

- 50% payable upon approval to develop the interface
- 50% payable upon acceptance of the interface

OMGEO Interface (no more than $10,000)

- 50% payable upon approval to develop the interface
- 50% payable upon acceptance of the interface

Exchange Application for Certificates of Deposit and Commercial Paper (TBD)

- 50% payable upon approval to develop the interface
- 50% payable upon acceptance of the interface

Master Security Database (UoB)

- $50,000 payable upon approval to build software to load external data sources
- $7,500 per month for quarterly on-going data management / maintenance, payable quarterly ($22,500), in adavance.

Functional Summary

DSTS and BondOne will allow Bonds Financial customers to transact the following activities with their customers via STP with no human interaction:

- Customers can log onto BondOne
- Customers can search for a bond on BondOne
- Customer can enter an order on BondOne
- BondOne / DSTS will verify account, holdings, and available funds
- DSTS will send an order to the dealer
- Dealer will send filled order status to DSTS
- DSTS will send filled order status to customer
- DSTS will send ticket to back office system

- Back office system will settle / clear the ticket

After carefully reviewing your requirements, we are extremely confident that Decision Software can fully satisfy Bonds Financial's requirements for a new Fixed Income Sales and Trading System. With few exceptions DSTS and BondOne currently provide a complete functional solution to your requirements. We believe that DSTS & BondOne have the best real-time architecture, scalability, and performance available in the market today. Speaking with our clients will bear this out. In addition, Decision Software has the business, technical, and support expertise required to support a new Fixed Income Sales and Trading System at Bonds Financial.

Please see the Appendix to Proposed Solution for Bonds Financial for additional information.

Thank you again for giving Decision Software the opportunity to submit a proposal to Bonds Financial. Please do not hesitate to call me at 212-385-1662 ext. 24 or e-mail me at Thomas@DSoftware.com if you have any questions regarding our proposal or if you require additional information. I look forward to speaking with you in the near future and discussing the benefits DSTS & BondOne can offer to Bonds Financial.

Very truly yours,

GERALD BELPAIRE
PRESIDENT
August 16, 2006

for Thomas P. Burrus III
Vice President
Marketing and Sales